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                                                                 Exhibit 3.1 "B"

                                                                       EXHIBIT A


                                     FORM OF
                          ARTICLES OF SECOND AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         FRONT RANGE CAPITAL CORPORATION


     Front Range Capital Corporation (the "Company"), a corporation duly organized and existing under and by virtue of the Colorado Business Corporation Act, does hereby certify:

     FIRST: The name of the corporation is Front Range Capital Corporation.

     SECOND: On October 4, 2000, at a special meeting of the Board of Directors of the Company (the "Board") duly and properly held, the following amendment to the Company's articles of incorporation (the "Amendment") was adopted by the Board.

     THIRD: The Amendment was duly adopted by the Board under the authority vested in the Board under the Company's articles of incorporation and under
Section 7-106-102 and 7-108-205 of the Colorado Business Corporations Act . RESOLVED, that the Articles of Incorporation of the Company, (the "Articles of Incorporation"), be amended by the addition of Article Twelfth as follows:

     ARTICLE TWELFTH: Pursuant to the authority granted to and vested in the Board of Directors in ARTICLE FOURTH of the Company's Articles of Incorporation, as amended through the date hereof, the Board of Directors hereby authorizes the issuance of a series of the Company's authorized Preferred Stock, par value $0.01 per share. The new series shall be called 2000 Series B Cumulative Non-Convertible Preferred Stock (hereinafter the "2000 Preferred Stock"). The 2000 Preferred Stock includes the preferences, relative rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions for redemption, and other rights as follows:

     I. Designation. The class of shares of Preferred Stock hereby classified shall be the "2000 Series B Non-Convertible Cumulative Preferred Stock" and shall consist of 1,717 shares and shall have a face amount of One Thousand Dollars and 00/100 ($1,000 ) per share. The officers of the Company are hereby authorized and directed to determine the form of certificates representing shares of the 2000 Preferred Stock and to deliver such certificates to the purchasers of such 2000 Preferred Stock.

     II. Dividends. Commencing on September 30, 2000, the holders of the 2000 Preferred Stock shall be entitled to receive, out of funds at the time legally available for payment of distributions in the State of Colorado, a cumulative dividend per each share at the prime rate payable quarterly in equal installments on March 31, June 30, September 30 and December 31 of each year, if, as and when determined by the Board of Directors, before any distribution shall be set apart or paid on any common stock of the Company for such year. The 2000 Preferred Stock shall have the same right in priority with respect to


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distributions as any other series of preferred stock issued and outstanding as of the date of this resolution.

     III. Redemption. The Company, solely at its option, and in the discretion of the Board of Directors, may redeem the 2000 Preferred Stock, in whole or any part thereof at any time and from time to time.

          A. The Company may redeem the 2000 Preferred Stock by paying a redemption price per share equal to the purchase price per share of the 2000 Preferred Stock to be redeemed plus any unpaid distributions that have accrued up until the date fixed for redemption for each share so redeemed.

          B. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which the shares of 2000 Preferred Stock shall be redeemed from time to time, provided however, that any holder of record of 2000 Preferred Stock shares to be redeemed shall be entitled to 30 days written notice of redemption. The notice of redemption shall specify the number of shares of Preferred Stock of such stockholder to be redeemed, the date fixed for redemption and the redemption price, and shall specify where payment of the redemption price is to be made upon surrender of such shares of 2000 Preferred Stock, and shall state that all rights incident to the 2000 Preferred Stock will terminate upon payment of the redemption price. None of the 2000 Preferred Stock acquired by the Company by redemption or otherwise shall be reissued or disposed of, but shall, from time to time, be retired in the manner provided by law.

     IV.  Liquidation Rights.

          A. The Board of Directors acknowledges previous issuances of 1987 Series A 8% Non-Cumulative, Convertible Voting Preferred Stock and 1988 Series A 8% Non-Cumulative, Convertible Non-Voting Preferred Stock (collectively the 1987 and 1988 Preferred Stock). The 2000 Preferred Stock shall rank equal in priority to, and the rights of the holders of the 2000 Preferred Stock are subject to, the 1987 and 1988 Preferred Stock and the rights of the holders thereof.

          B. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the issued and outstanding 2000 Preferred Stock shall be entitled to receive for each share of 2000 Preferred Stock, before any distribution of the assets of the Company shall be made to the holders of any other capital stock not ranking superior or equal to the Preferred Stock, a dollar amount equal to the value thereof plus all accrued and unpaid distributions declared thereon.


          C. After such payment shall have been made in full to the holders of the issued and outstanding 2000 Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders thereof so as to be and continue to be available therefor, then, subject to the rights of any other class of capital stock set forth in the Articles of Incorporation or amendments thereto or created pursuant to the Articles of Incorporation, and before any further distribution of the assets of the Company shall be made, a dollar amount equal to that already


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distributed to the holders of the Preferred Stock shall be distributed pro-rata to the holders of all other issued and outstanding capital stock of the Company.

          D. After payment shall have been made to all other holders of capital stock of the Company, pursuant to the previous paragraph, the holders of issued and outstanding 2000 Preferred Stock shall be entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the remaining assets of the Company. Subject to the rights of other classes and series of capital stock of the Company, the remaining assets of the Company shall be distributed ratably among the holders of the 2000 Preferred Stock, the 1987 and 1988 Preferred Stock and any other class of capital stock of the Company.

          E. If, upon such liquidation, dissolution or winding up, the assets of the Company distributable, as aforesaid, among the holders of the 2000 Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the 2000 Preferred Stock and the 1987 and 1988 Preferred Stock.

          F. A consolidation or merger of the Company, a share exchange, sale, lease or transfer of all or substantially all of the assets of the Company or any purchase or redemption of stock of the Company of any class, shall not be regarded as a "liquidation, dissolution or winding up of the affairs of the Company", within the meaning of this Paragraph IV.

     V. Conversion and Preemptive Rights. The 2000 Preferred Stock shall not be convertible into any other class or series of capital stock of the Company. The holders of 2000 Preferred Stock shall not have any preemptive rights with respect to the 2000 Preferred Stock.

     VI. Voting Rights. Except as otherwise provided by applicable law or by the terms and conditions set forth herein, the holders of shares of 2000 Preferred Stock shall have no voting powers whatsoever, including, but not limited to, no right to vote as a class with regard to any transaction or other business of the Company, and shall have no voice in the management of the Company or in any proceedings requiring the affirmative vote or consent of the stockholders. When the right to vote is required by law, the holders of 2000 Preferred Stock shall be entitled to one (1) vote for each outstanding share owned, and shall not have the right to any cumulative voting whatsoever.

     VII. Changes In Terms of 2000 Preferred Stock. The terms of the 2000 Preferred Stock may not be amended, altered or repealed unless by written Resolution of the Board of Directors and with the consent of the majority of the holders of the outstanding shares of 2000 Preferred Stock. Except as provided herein, nothing provided herein shall be construed as to limit the discretionary right of the Board of Directors to classify and reclassify and issue any shares of preferred stock, including 2000 Preferred Stock, and to fix or alter all terms thereof to the full extent provided in the Articles of Incorporation.

     VIII. Notices. All notices required or permitted to be given by the Company with respect to the 2000 Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the 2000 Preferred Stock at their last addresses as they appear upon the books of the Company, shall be conclusively presumed to have been duly given, whether or not


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the stockholder actually receives such notice; provided however, that failure to duly give notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceedings for the redemption of any other shares of 2000 Preferred Stock.

     IX.  Notices of Record Dates. In the event of:

          A. Any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or any other right; or

          B. Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company or any sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company; then, and in each such event, the Company shall send by registered or certified mail, postage prepaid, to each holder of 2000 Preferred Stock a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right; (b) the date on which any such reorganization, reclassification, recapitalization, merger, consolidation, sale, conveyance, transfer or other disposition is expected to become effective and (c) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of 2000 Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, sale, conveyance, transfer or other disposition. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.


     IN WITNESS WHEREOF, FRONT RANGE CAPITAL CORPORATION has caused these Articles of Amendment to be signed by Robert L. Beauprez, President and Claudia
A. Beauprez, Secretary this ___ day of October, 2000.



                                       -----------------------------------------
                                       Robert L. Beauprez, President


                                       -----------------------------------------
                                       Claudia A. Beauprez, Secretary




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